April 1 , 2009

SouthPeak Interactive Corporation
2900 Polo Parkway
Midlothian, Virginia 23113

Ladies and Gentlemen:

We are counsel to SouthPeak Interactive Corporation (the “Company”).  Our opinion has been requested with regard to the Company’s interpretation of Article Fifth (C) of its amended and restated certificate of incorporation dated April 17, 2006 and in effect on April 25, 2008 (the “Charter”) ..  This opinion is being rendered pursuant to a request from the Securities and Exchange Commission made in connection with the Company’s filing of a Registration Statement on Form S-1, as amended (Registration No. 333-154311) (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”).

In connection with the preparation of this opinion letter, we have examined, considered and relied upon the Charter and such other documents and matters of law as we have considered necessary or appropriate for the expression of the opinion contained herein.

In rendering the opinions set forth below, we have assumed without investigation the genuineness of all signatures and the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies, and the veracity of the documents. As to questions of fact material to the opinions hereinafter expressed, we have relied upon the representations and warranties of the Company made in the documents.

The preamble of Article Fifth of the Charter states that “The following provisions (A) through (E) shall apply during the period commencing upon the filing of this Certificate of Incorporation and shall terminate upon the first to occur of the (i) consummation of any “Business Combination” and (ii) “Termination Date.” The Charter defines a “Business Combination” as an acquisition by the Company, whether by merger, capital stock exchange, asset or stock acquisition or other similar type of transaction, of an operating business. The Charter defines the “Termination Date” as the date, if the Company does not consummate a Business Combination, that is the later of (a) 18 months after the consummation of the Company’s initial public offering and (b) 24 months after the consummation of the Company’s initial public offering in the event that either a letter of intent, an agreement in principle or a definitive agreement to complete a Business Combination was executed but such Business Combination was not consummated within such 18 month period. The Company entered into a letter of intent with SouthPeak Interactive, L.L.C. prior to the expiration of such 18 month period and therefore the Termination Date was set as April 25, 2008.

Following the special meeting of the Company’s stockholders held on April 24, 2008, the Company’s board of directors determined that no Business Combination would be consummated prior to the close of business on the Termination Date. In accordance with the Charter, as a result of the Company not consummating a Business Combination on or before the Termination Date, effective on April 25, 2008, each share of the Company’s Class B common stock was cancelled and automatically converted into the right to receive a pro rata portion of the trust account maintained by the Company for the benefit of the holders of Class B common stock. Also on April 25, 2008, the Company directed the trustee of the trust account to distribute its funds to all holders of Class B common stock.

SouthPeak Interactive Corporation
April 1 , 2009

Based upon our examination of the Charter and the foregoing discussion, and subject to the qualifications set forth below, we are of the opinion that (a) as a result of the Company not completing a Business Combination on or prior to the Termination Date, provisions (A) through (E) of Article Fifth of the Charter terminated as of the end of the Termination Date, and (b) as a result of this termination, the requirement set forth in Article Fifth (C) that the officers of the Company shall take all such action necessary to dissolve and liquidate the Company as soon as reasonably practicable was eliminated.

The opinions expressed above are limited to the General Corporation Law of the State of Delaware which includes the statutory provisions thereof as well as all applicable provisions of the Constitution of the State of Delaware and reported judicial decisions interpreting these laws. Our opinions are rendered only with respect to laws, and the rules, regulations and orders thereunder, which are currently in effect.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus comprising a part of the Registration Statement.  In giving this consent, we do not thereby admit that we are included within the category of persons whose consent is required by Section 7 of the Act and the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Greenberg Traurig, LLP
GREENBERG TRAURIG, LLP